Exhibit 99.2:

For Immediate Release:
Wednesday, January 25, 2006

For More Information:
Julie S. Ryland, (205) 326-8421

James T. McManus Elected President of Energen Corporation
Richardson, Sparks Assume New Roles at Energen Resources Unit

Birmingham, Alabama - Energen Corporation's Board of Directors today elected James T. McManus II, 47, as the new President and Chief Operating Officer of the Birmingham-based diversified energy company. McManus will continue to serve as President of Energen Resources Corporation, the company's oil and gas acquisition and development subsidiary.

"James McManus has been the driving force behind Energen Resources' growth from a small, niche player in coalbed methane development in Alabama to one of the top 20 independent oil and gas producers in the United States," said Mike Warren, 58, Energen's Chairman and Chief Executive Officer. "In addition, James' broad experience at Alagasco (Energen's utility subsidiary) in the financial and rates areas and his overall role in strategic planning at all levels of the company will serve him well as he oversees the day-to-day operations of Energen and its two operating subsidiaries," Warren said.

Warren will remain Energen's Chairman and Chief Executive Officer. He said that McManus' new responsibilities reflect the first step in the succession-planning process but that there is no timetable for his retirement.

In two other executive changes, the Energen Board named John S. Richardson, 48, as Executive Vice President and Chief Operating Officer of Energen Resources and D. Paul Sparks Jr., 43, as Senior Vice President of Operations.

Richardson, formerly Vice President of Acquisitions & Engineering, will be responsible for the overall activities of Energen Resources and will continue leading the company's oil and gas acquisition efforts. Sparks, formerly Vice President of Operations & Exploitation, will spearhead the company's oil and gas field operations.

McManus joined Energen in 1986 and served in numerous financial and strategic planning capacities before being named President and Chief Operating Officer of Energen Resources in 1997. Prior to joining Energen, McManus was employed by Coopers & Lybrand (now, PricewaterhouseCoopers).

McManus is a member of the boards and executive committees of the Domestic Petroleum Council and U.S. Oil & Gas Association and a past-Director of the Independent Producers Association of America (IPAA). McManus, a Certified Public Accountant, earned a B.S. in Accounting at the University of Alabama. He and his wife, Gale, live in Hoover and have two children.

Richardson joined Energen Resources in 1985 and was named to his current position in 1997. Prior to joining Energen Resources, he worked with Shell Oil, AmSouth Bank and Jim Walter Resources. His professional affiliations include serving on the boards of IPAA and the Petroleum Technology Transfer Council/Eastern Gulf Region; he also is a member of the Society of Petroleum Engineers and the Coalbed Methane Association of Alabama. Richardson holds a bachelor's degree in Mineral Engineering and a master's degree in Petroleum Engineering from the University of Alabama. He and his wife, Suzanne, live in Hoover and have two children.

Sparks joined Energen Resources in 1989 after working with Amoco Production Company. He was named to his current position in 1998. Sparks earned a degree in Petroleum Engineering at Mississippi State University. His professional affiliations include serving on the boards of the New Mexico Oil and Gas Association and the Society of Petroleum Engineers; in 2005, he was named Engineering Fellow of Mississippi State University. Paul and his wife, Lacy, live in Mountain Brook and have three children.

Energen Corporation is a diversified energy holding company with headquarters in Birmingham, Alabama. Its two lines of business are the acquisition and development of natural gas, oil and natural gas liquids onshore in North America and natural gas distribution in central and north Alabama. Additional information on Energen is available at www.energen.com.